Exhibit 6.4

THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED OR QUALIFIED UNDER THE U.S. SECURITIES ACT OF 1933 OR THE SECURITIES LAWS OF ANY STATE OR FOREIGN JURISDICTION, AND MAY BE OFFERED AND SOLD ONLY IF REGISTERED AND QUALIFIED PURSUANT TO THE RELEVANT PROVISIONS OF U.S. FEDERAL AND STATE OR APPLICABLE FOREIGN SECURITIES LAWS OR IF THE COMPANY IS PROVIDED AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT REGISTRATION AND QUALIFICATION UNDER U.S. FEDERAL AND STATE OR APPLICABLE FOREIGN SECURITIES LAWS IS NOT REQUIRED.

20/20 GENESYSTEMS, INC.

2022 STOCK INCENTIVE PLAN

NOTICE OF STOCK OPTION GRANT

20/20 GeneSystems, Inc. (the “Company”) hereby grants you the following option (this “Option”) to purchase shares of its common stock (“Shares”). The terms and conditions of this Option are set forth in the Stock Option Agreement and the 20/20 GeneSystems, Inc. 2022 Stock Incentive Plan (the “Plan”), both of which are attached to and made a part of this document.

Date of Grant:

Name of Optionee:

Number of Option Shares:

Exercise Price per Share:	$______________ [The Exercise Price per Share of an Option shall not be less than one hundred percent (100%) of the Fair Market Value of a Share on the date of grant. If Optionee is a Ten-Percent Stockholder, the Exercise Price per Share of an ISO must be at least one hundred ten percent (110%) of Fair Market Value.]

Vesting Start Date:

Type of Option:

Vesting Schedule:

20/20 GeneSystems, Inc.
2022 Stock Incentive Plan

STOCK OPTION AGREEMENT

1. Kind of Option. This Option is intended to be either an incentive stock option intended to meet the requirements of section 422 of the Internal Revenue Code (an “ISO”) or a non-statutory option (an “NSO”), which is not intended to meet the requirements of an ISO, as indicated in the Notice of Stock Option Grant. Even if this Option is designated as an ISO, it shall be deemed to be an NSO to the extent required by the $100,000 annual limitation under Section 422(d) of the Code.

2. Vesting. Subject to the terms and conditions of the Plan and this Stock Option Agreement (the “Agreement”), your Option will be exercisable with respect to the Shares that have become vested in accordance with the schedule set forth in the Notice of Stock Option Grant. If your Option is granted in consideration of your Service as an Employee or a Consultant, after your Service as an Employee or a Consultant terminates for any reason, vesting of your Shares subject to such Option immediately stops and such Option expires immediately as to the number of Shares that are not vested as of the date your Service as an Employee or a Consultant terminates. If your Option is granted in consideration of your Service as an Outside Director, after your Service as an Outside Director terminates for any reason, vesting of your Shares subject to such Option immediately stops and such Option expires immediately as to the number of Shares that are not vested as of the date your Service as an Outside Director terminates.

3. Term. Your Option will expire in any event at the close of business at Company headquarters ten (10) years after the Date of Grant; provided, however, that if your Option is an ISO it will expire five (5) years after the Date of Grant if you are a Ten-Percent Stockholder of the Company (the “Expiration Date”). Also, your Option will expire earlier if your Service terminates, as described below.

4. Regular Termination.

(a) If your Service terminates for any reason except death or Disability, the vested portion of your Option will expire at the close of business at Company headquarters on the date three (3) months after your termination of Service. During that three (3) month period, you may exercise the portion of your Option that was vested on your termination date. Notwithstanding the foregoing, the Option may not be exercised after the Expiration Date determined under Section 3 above.

(b) If your Option is an ISO and you exercise it more than three months after termination of your Service as an Employee for any reason other than death or Disability expected to result in death or to last for a continuous period of at least twelve (12) months, your Option will cease to be eligible for ISO tax treatment.

(c) Your Option will cease to be eligible for ISO tax treatment if you exercise it more than three months after the first day following three months of a bona fide leave of absence approved by the Company, unless you return to employment immediately upon termination of such leave or your right to reemployment after your leave was guaranteed by statute or contract.

5. Death. If you die while in Service with the Company, the vested portion of your Option will expire at the close of business at Company headquarters on the date twelve (12) months after the date of your death. During that twelve (12) month period, your estate, legatees or heirs may exercise that portion of your Option that was vested on the date of your death. Notwithstanding the foregoing, the Option may not be exercised after the Expiration Date determined under Section 3 above.

6. Disability.

(a) If your Service terminates because of a Disability, the vested portion of your Option will expire at the close of business at Company headquarters on the date twelve (12) months after your termination date. During that twelve (12) month period, you may exercise that portion of your Option that was vested on the date of your Disability. Notwithstanding the foregoing, the Option may not be exercised after the Expiration Date determined under Section 3 above.

(b) If your Option is an ISO and your Disability is not expected to result in death or to last for a continuous period of at least twelve (12) months, your Option will be eligible for ISO tax treatment only if it is exercised within three (3) months following the termination of your Service as an Employee.

7. Exercising Your Option. To exercise your Option, you must execute the Notice of Exercise and Common Stock Purchase Agreement (the “Exercise Notice”), attached as Exhibit A. You must submit this form, together with full payment, to the Company. Your exercise will be effective when it is received by the Company. If someone else wants to exercise your Option after your death, that person must prove to the Company’s satisfaction that he or she is entitled to do so.

8. Payment Forms. When you exercise your Option, you must include payment of the Exercise Price for the Shares you are purchasing in cash or cash equivalents. Alternatively, you may pay all or part of the Exercise Price by surrendering, or attesting to ownership of, shares already owned by you, unless such action would cause the Company to recognize any (or additional) compensation expense with respect to the Option for financial reporting purposes. Such shares shall be surrendered to the Company in good form for transfer and shall be valued at their Fair Market Value on the date of Option exercise. To the extent that a public market for the Common Stock exists and to the extent permitted by applicable law, in each case as determined by the Company, you also may exercise your Option by delivery (on a form prescribed by the Company) of an irrevocable direction to a securities broker to sell shares and to deliver all or part of the sale proceeds to the Company in payment of the aggregate Exercise Price and, if requested, applicable withholding taxes. The Company will provide the forms necessary to make such a cashless exercise. The Committee may permit such other payment forms as it deems appropriate, subject to applicable laws, regulations and rules.

9. Tax Withholding and Reporting.

(a) You will not be allowed to exercise this Option unless you pay, or make acceptable arrangements to pay, any taxes required to be withheld as a result of the Option exercise or the sale of Shares acquired upon exercise of this Option. You hereby authorize withholding from payroll or any other payment due you from the Company or your employer to satisfy any such withholding tax obligation.

(b) If you sell or otherwise dispose of any of the Shares acquired pursuant to an ISO on or before the later of (i) two years after the grant date, or (ii) one year after the exercise date, you shall immediately notify the Company in writing of such disposition.

(c) By signing this Agreement, you explicitly and unambiguously consent and agree to assume any liability for fringe benefit tax that may be payable by the Company and/or your employer in connection with the Option granted under this Agreement to the extent permitted under applicable law. Further, by signing this Agreement, you agree that the Company and/or your employer may collect the fringe benefit tax from you by any reasonable method established by the Company and/or your employer. You further agree to execute any other consents or elections required to accomplish the above, promptly upon request of the Company and/or your employer.

10. Resale Restrictions/Market Stand-off. In connection with any underwritten public offering by the Company of its equity securities pursuant to an effective registration statement filed under the U.S. Securities Act of 1933, as amended, including the Company’s initial public offering, you may be prohibited from engaging in any transaction with respect to any of the Company’s Common Stock without the prior written consent of the Company or its underwriters in accordance with the provisions of the Exercise Notice.

11. Transfer of Option. Prior to your death, only you may exercise this Option. This Option and the rights and privileges conferred hereby cannot be sold, pledged or otherwise transferred (whether by operation of law or otherwise) and shall not be subject to sale under execution, attachment, levy or similar process. For instance, you may not sell this Option or use it as security for a loan. If you attempt to do any of these things, this Option will immediately become invalid. You may, however, dispose of this Option in your will. Regardless of any marital property settlement agreement, the Company is not obligated to honor an Exercise Notice from your spouse or former spouse, nor is the Company obligated to recognize such individual’s interest in your Option in any other way. Notwithstanding the foregoing, however, to the extent permitted by the Committee in its sole discretion, an NSO may be transferred by you to a revocable trust or to one or more family members or to a trust established for your benefit and/or one or more of your family members to the extent permitted by the Plan.

12. Retention Rights. This Agreement does not give you the right to be retained by the Company in any capacity. The Company reserves the right to terminate your Service at any time and for any reason without thereby incurring any liability to you.

13. Stockholder Rights. Neither you nor your estate or heirs have any rights as a stockholder of the Company until a certificate for the Shares acquired upon exercise of this Option has been issued. No adjustments are made for dividends or other rights if the applicable record date occurs before your stock certificate is issued, except as described in the Plan.

14. Adjustments. In the event of a stock split, a stock dividend or a similar change in the Company’s Common Stock, the number of Shares covered by this Option and the Exercise Price per share may be adjusted pursuant to the Plan. Your Option shall be subject to the terms of the agreement of merger, liquidation or reorganization in the event the Company is subject to such corporate activity as set forth in the Plan.

15. Tax Disclaimer. You agree that you are responsible for consulting your own tax advisor as to the tax consequences associated with your Option. The tax rules governing options are complex, change frequently and depend on the individual taxpayer’s situation. Options granted at a discount from fair market value may be considered “deferred compensation” subject to adverse tax consequences under new Section 409A of the Internal Revenue Code, which is generally effective January 1, 2005. The Committee has made a good faith determination that the exercise price per share of the Option is not less than the fair market value of the Shares underlying your Option on the Date of Grant. It is possible, however, that the Internal Revenue Service could later challenge that determination and assert that the fair market value of the Shares underlying your Option was greater on the Date of Grant than the exercise price determined by the Committee, which could result in immediate income tax upon the vesting of your Option (whether or not exercised) and a 20% tax penalty, as well as the loss of incentive stock option status (if applicable). The Company gives no assurance that such adverse tax consequences will not occur and specifically assumes no responsibility therefor. By accepting this Option, you acknowledge that any tax liability or other adverse tax consequences to you resulting from the grant of the Option will be the responsibility of, and will be borne entirely by, you.  YOU ARE THEREFORE ENCOURAGED TO CONSULT YOUR OWN TAX ADVISOR BEFORE ACCEPTING THE GRANT OF THIS OPTION.

16. The Plan and Other Agreements. The text of the Plan is incorporated in this Agreement by reference. Certain capitalized terms used in this Agreement are defined in the Plan. By signing this Agreement, you acknowledge receipt of a copy of the Plan, and agree that (a) you have carefully read, fully understand and agree to all of the terms and conditions described in this Agreement, the Plan and the Exercise Notice; (b) you hereby make the purchaser’s investment representations contained in the Exercise Notice with respect to the grant of this Option; (c) you understand and agree that this Agreement, including its cover sheet and attachments, constitutes the entire understanding between you and the Company regarding this Option, and that any prior agreements, commitments or negotiations concerning this Option are replaced and superseded; and (d) you have been given an opportunity to consult your own legal and tax counsel with respect to all matters relating to this Option prior to signing this Agreement and that you have either consulted such counsel or voluntarily declined to consult such counsel.

17. Applicable Law. This Agreement will be interpreted and enforced under the laws of the State of Delaware (without regard to their choice of law provisions).

18. Miscellaneous Provisions.

(a) You understand and acknowledge that (i) the Plan is entirely discretionary, (ii) the Company and your employer have reserved the right to amend, suspend or terminate the Plan at any time, (iii) the grant of an option does not in any way create any contractual or other right to receive additional grants of options (or benefits in lieu of options) at any time or in any amount and (iv) all determinations with respect to any additional grants, including (without limitation) the times when options will be granted, the number of shares offered, the exercise price and the vesting schedule, will be at the sole discretion of the Company.

(b) The value of this Option shall be an extraordinary item of compensation outside the scope of your employment contract, if any, and shall not be considered a part of your normal or expected compensation for purposes of calculating severance, resignation, redundancy or end-of-service payments, bonuses, long-service awards, pension or retirement benefits or similar payments.

(c) You understand and acknowledge that participation in the Plan ceases upon termination of your Service for any reason, except as may explicitly be provided otherwise in the Plan or this Agreement.

(d) You hereby authorize and direct your employer to disclose to the Company or any Subsidiary any information regarding your employment, the nature and amount of your compensation and the fact and conditions of your participation in the Plan, as your employer deems necessary or appropriate to facilitate the administration of the Plan.

(e) You consent to the collection, use and transfer of personal data as described in this Subsection. You understand and acknowledge that the Company, your employer and the Company’s other Subsidiaries hold certain personal information regarding you for the purpose of managing and administering the Plan, including (without limitation) your name, home address, telephone number, date of birth, social insurance number, salary, nationality, job title, any shares or directorships held in the Company and details of all options or any other entitlements to shares awarded, canceled, exercised, vested, unvested or outstanding in your favor (the “Data”). You further understand and acknowledge that the Company and/or its Subsidiaries will transfer Data among themselves as necessary for the purpose of implementation, administration and management of your participation in the Plan and that the Company and/or any Subsidiary may each further transfer Data to any third party assisting the Company in the implementation, administration and management of the Plan. You understand and acknowledge that the recipients of Data may be located in the United States or elsewhere. You authorize such recipients to receive, possess, use, retain and transfer Data, in electronic or other form, for the purpose of administering your participation in the Plan, including a transfer to any broker or other third party with whom you elect to deposit shares acquired under the Plan of such Data as may be required for the administration of the Plan and/or the subsequent holding of shares on your behalf. You may, at any time, view the Data, require any necessary modifications of Data or withdraw the consents set forth in this Subsection by contacting the Human Resources Department of the Company or its equivalent in writing.

(f) If one or more provisions of this Agreement are held to be unenforceable under applicable law, the parties agree to renegotiate such provision in good faith. In the event that the parties cannot reach a mutually agreeable and enforceable replacement for such provision, then (i) such provision shall be excluded from this Agreement, (ii) the balance of the Agreement shall be interpreted as if such provision were so excluded and (iii) the balance of the Agreement shall be enforceable in accordance with its terms.

(g) This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Counterparts may be delivered via facsimile, electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

[SIGNATURE PAGE FOLLOWS]

In Witness Whereof, the parties hereto have executed this Agreement as of the day and year first above written.

20/20 GeneSystems, Inc.

By:
Name:
Title:

Address:

Optionee:

(Signature)

Name (Please Print)

Address:

SSN:

20/20 GeneSystems, Inc.
Stock Option Agreement

EXHIBIT A

20/20 genesystems, Inc.

2022 STOCK INCENTIVE PLAN

NOTICE OF EXERCISE AND COMMON STOCK PURCHASE AGREEMENT

THIS AGREEMENT is dated as of ___________, ____, between 20/20 GeneSystems, Inc. (the “Company”), and _____________________ (“Purchaser”).

BACKGROUND

The Company granted Purchaser a stock option on __________ pursuant to a stock option agreement (the “Option Agreement”) under which Purchaser has the right to purchase up to ________________ shares (the “Option Shares”) of the Company’s common stock (the “Common Stock”). The Option is exercisable with respect to certain of the Option Shares as of the date hereof. Pursuant to the Option Agreement, Purchaser desires to purchase shares of Common Stock as herein described, on the terms and conditions set forth in this Agreement, the Option Agreement and the 20/20 GeneSystems, Inc. 2022 Stock Incentive Plan (the “Plan”). Certain capitalized terms used in this Agreement are defined in the Plan.

AGREEMENT

NOW, THEREFORE, it is agreed between the parties as follows:

1. Purchase of Shares.

(a) Pursuant to the terms of the Option Agreement, Purchaser hereby agrees to purchase from the Company and the Company agrees to sell and issue to Purchaser _________ shares of Common Stock (the “Shares”) for the Exercise Price per Share specified in the Option Agreement payable by personal check, cashier’s check, money order or otherwise as permitted by the Option Agreement. Payment shall be delivered at the closing.

(b) The closing under this Agreement shall occur at the offices of the Company as of the date hereof, or such other time and place as may be designated by the Company.

2. Restrictive Legends. All certificates representing the Shares shall, where applicable, have endorsed thereon the following legends and any other legends required by applicable securities laws:

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED OR QUALIFIED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY STATE OR FOREIGN JURISDICTION, AND MAY BE OFFERED AND SOLD ONLY IF REGISTERED AND QUALIFIED PURSUANT TO THE RELEVANT PROVISIONS OF U.S. FEDERAL AND STATE OR APPLICABLE FOREIGN SECURITIES LAWS OR IF THE COMPANY IS PROVIDED AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT REGISTRATION AND QUALIFICATION UNDER U.S. FEDERAL AND STATE OR APPLICABLE FOREIGN SECURITIES LAWS IS NOT REQUIRED.

If the Option is an ISO, then the following legend should be included:

THE SHARES REPRESENTED BY THIS CERTIFICATE WERE ISSUED UPON EXERCISE OF AN INCENTIVE STOCK OPTION, AND THE COMPANY MUST BE NOTIFIED IF THE SHARES SHALL BE TRANSFERRED BEFORE THE LATER OF THE TWO (2) YEAR ANNIVERSARY OF THE DATE OF GRANT OF THE OPTION OR THE ONE (1) YEAR ANNIVERSARY OF THE DATE ON WHICH THE OPTION WAS EXERCISED. THE REGISTERED HOLDER MAY RECOGNIZE ORDINARY INCOME IF THE SHARES ARE TRANSFERRED BEFORE SUCH DATE.

3. Purchaser’s Investment Representations.

(a) This Agreement is made with Purchaser in reliance upon Purchaser’s representation to the Company, which by Purchaser’s acceptance hereof Purchaser confirms, that the Shares will be acquired with Purchaser’s own funds for investment for an indefinite period for Purchaser’s own account, not as a nominee or agent, and not with a view to the sale or distribution of any part thereof, and that Purchaser has no present intention of selling, granting participation in, or otherwise distributing the same, but subject, nevertheless, to any requirement of law that the disposition of Purchaser’s property shall at all times be within Purchaser’s control. By executing this Agreement, Purchaser further represents that Purchaser does not have any contract, understanding or agreement with any person to sell, transfer, or grant participation to such person or to any third person, with respect to any of the Shares.

(b) Purchaser understands that the Shares will not be registered or qualified under applicable U.S. federal, state or foreign securities laws on the ground that the sale provided for in this Agreement is exempt from registration or qualification under applicable U.S. federal, state or foreign securities laws and that the Company’s reliance on such exemption is predicated on Purchaser’s representations set forth herein.

(c) Purchaser agrees that in no event shall Purchaser make a disposition of any of the Shares unless and until (i) Purchaser shall have notified the Company of the proposed disposition and shall have furnished the Company with a statement of the circumstances surrounding the proposed disposition and (ii) Purchaser shall have furnished the Company with an opinion of counsel satisfactory to the Company to the effect that (A) such disposition will not require registration or qualification of such Shares under applicable U.S. federal, state or foreign securities laws or (B) appropriate action necessary for compliance with the applicable U.S. federal, state or foreign securities laws has been taken or (iii) the Company shall have waived, expressly and in writing, its rights under clauses (i) and (ii) of this Section.

(d) With respect to a transaction occurring prior to such date as the Plan and Common Stock thereunder are covered by a valid Form S-8 or similar U.S. federal registration statement, this Subsection shall apply unless the transaction is covered by a broad-based exemption under applicable state and federal securities laws. In connection with the investment representations made herein, Purchaser represents that Purchaser is able to fend for himself or herself in the transactions contemplated by this Agreement, has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of Purchaser’s investment, has the ability to bear the economic risks of Purchaser’s investment and has been furnished with and has had access to such information as would be made available in the form of a registration statement together with such additional information as is necessary to verify the accuracy of the information supplied and to have all questions answered by the Company.

(e) Purchaser understands that if the Company does not register with the U.S. Securities and Exchange Commission pursuant to section 12 of the U.S. Securities Exchange Act of 1934, as amended, or if a registration statement covering the Common Stock (or a filing pursuant to the exemption from registration under Regulation A of the Securities Act) under the Securities Act is not in effect when Purchaser desires to sell the Common Stock, Purchaser may be required to hold the Shares for an indeterminate period. Purchaser also acknowledges that Purchaser understands that any sale of the Shares which might be made by Purchaser in reliance upon Rule 144 under the Securities Act may be made only in limited amounts in accordance with the terms and conditions of that Rule.

4. Market Stand-Off Agreement. Purchaser hereby agrees that in connection with any underwritten public offering by the Company of its equity securities pursuant to an effective registration statement filed under the Securities Act, including the Company’s initial public offering, Purchaser shall not, directly or indirectly, engage in any transaction prohibited by the underwriter, or sell, make any short sale of, contract to sell, transfer the economic risk of ownership in, loan, hypothecate, pledge, grant any option for the purchase of, or otherwise dispose or transfer for value or agree to engage in any of the foregoing transactions with respect to any Shares without the prior written consent of the Company or its underwriters, for such period of time after the effective date of such registration statement as may be requested by the Company or such underwriters. Such period of time shall not exceed one hundred eighty (180) days and may be required by the underwriter as a market condition of the offering; provided, however, that if either (a) during the last seventeen (17) days of such one hundred eighty (180) day period, the Company issues an earnings release or material news or a material event relating to the Company occurs or (b) prior to the expiration of such one hundred eighty (180) day period, the Company announces that it will release earnings results during the sixteen (16) day period beginning on the last day of the one hundred eighty (180) day period, then the restrictions imposed during such one hundred eighty (180) day period shall continue to apply until the expiration of the eighteen (18) day period beginning on the issuance of the earnings release or the occurrence of the material news or material event; provided, further, that in the event the Company or the underwriter requests that the one hundred eighty (180) day period be extended or modified pursuant to then-applicable law, rules, regulations or trading policies, the restrictions imposed during the one hundred eighty (180) day period shall continue to apply to the extent requested by the Company or the underwriter to comply with such law, rules, regulations or trading policies. Purchaser hereby agrees to execute and deliver such other agreements as may be reasonably requested by the Company or the underwriter which are consistent with the foregoing or which are necessary to give further effect thereto. To enforce the provisions of this Section, the Company may impose stop-transfer instructions with respect to the Shares until the end of the applicable stand-off period.

5. Refusal to Transfer. The Company shall not be required (a) to transfer on its books any Shares which shall have been sold or transferred in violation of any of the provisions set forth in this Agreement or (b) to treat as owner of such Shares or to accord the right to vote as such owner or to pay dividends to any transferee to whom such Shares shall have been so transferred.

6. No Rights to Continued Service. Neither the Plan nor this Agreement shall confer upon Purchaser any right to be retained in any position, as an Employee, Consultant or Outside Director of the Company. Further, nothing in the Plan or this Agreement shall be construed to limit the discretion of the Company to terminate Purchaser’s Service at any time, with or without cause.

7. Other Necessary Actions. The parties agree to execute such further instruments and to take such further action as may reasonably be necessary to carry out the intent of this Agreement.

8. Attorney’s Fees. Purchaser shall reimburse the Company for all costs incurred by the Company in enforcing the performance of, or protecting its rights under, any part of this Agreement, including reasonable costs of investigation and attorneys’ fees.

9. Notice. Any notice required or permitted under this Agreement shall be given in writing and shall be deemed effectively given upon the earliest of personal delivery, receipt or the third full day following deposit in the United States Post Office with postage and fees prepaid, addressed to the other party hereto at the address last known or at such other address as such party may designate by ten (10) days’ advance written notice to the other party hereto.

10. Successors and Assigns. This Agreement shall inure to the benefit of the successors and assigns of the Company and, subject to the restrictions on transfer herein set forth, be binding upon Purchaser and Purchaser’s heirs, executors, administrators, successors and assigns. No waiver of any breach or condition of this Agreement shall be deemed to be a waiver of any other or subsequent breach or condition, whether of a like or different nature.

11. Applicable Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, as such laws are applied to contracts entered into and performed in such state.

12. No State Qualification. THE SALE OF THE SECURITIES WHICH ARE THE SUBJECT OF THIS AGREEMENT HAS NOT BEEN QUALIFIED UNDER THE LAWS OF ANY STATE, AND THE ISSUANCE OF SUCH SECURITIES OR THE PAYMENT OR RECEIPT OF ANY PART OF THE CONSIDERATION THEREFOR PRIOR TO SUCH QUALIFICATION IS UNLAWFUL, UNLESS THE SALE OF SECURITIES IS EXEMPT FROM QUALIFICATION UNDER APPLICABLE STATE LAW. THE RIGHTS OF ALL PARTIES TO THIS AGREEMENT ARE EXPRESSLY CONDITIONED UPON SUCH QUALIFICATION BEING OBTAINED, UNLESS THE SALE IS SO EXEMPT.

13. No Oral Modification. No modification of this Agreement shall be valid unless made in writing and signed by the parties hereto.

14. Entire Agreement. This Agreement, the Option Agreement and the Plan constitute the entire complete and final agreement between the parties hereto with regard to the subject matter hereof.

15. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Counterparts may be delivered via facsimile, electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

20/20 GeneSystems, Inc.

By:
Name:
Title:

Address:

Purchaser:

(Signature)

Name (Please Print)

Address:

SSN:

20/20 GeneSystems, Inc.

Notice of Exercise and Common Stock Purchase Agreement